October 13, 2026	Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$1,464,000

Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF due October 16, 2031

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date, the closing value of each of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF, which we refer to as the Underlyings, is at or above its Call Value.

●The earliest date on which an automatic call may be initiated is October 18, 2027.

●Investors should be willing to forgo interest and dividend payments and be willing to accept the risk of losing some or all of their principal amount at maturity.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes priced on October 13, 2026 and are expected to settle on or about October 16, 2026.

●CUSIP: 46661PLG0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$41.25	$958.75
Total	$1,464,000	$60,390	$1,403,610
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $41.25 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $932.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026, the prospectus and prospectus supplement, each dated April 17, 2026

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The Nasdaq-100® Technology Sector IndexSM (Bloomberg ticker: NDXT) and the Russell 2000® Index (Bloomberg ticker: RTY) (each an “Index” and collectively, the “Indices”) and the State Street® Utilities Select Sector SPDR® ETF (Bloomberg ticker: XLU) (the “Fund”) (each of the Indices and the Fund, an “Underlying” and collectively, the “Underlyings”)

Call Premium Amount: As specified under “Key Terms Relating to the Call Premium Amount” in this pricing supplement.

Call Value: With respect to each Underlying, 100.00% of its Initial Value

Barrier Amount: With respect to each Underlying, 70.00% of its Initial Value, which is 12,413.723 for the Nasdaq-100® Technology Sector IndexSM, 1,948.3583 for the Russell 2000® Index and $29.309 for the State Street® Utilities Select Sector SPDR® ETF

Pricing Date: October 13, 2026

Original Issue Date (Settlement Date): On or about October 16, 2026

Review Dates*: October 18, 2027, November 15, 2027, December 13, 2027, January 13, 2028, February 14, 2028, March 13, 2028, April 13, 2028, May 15, 2028, June 13, 2028, July 13, 2028, August 14, 2028, September 13, 2028, October 13, 2028, November 13, 2028, December 13, 2028, January 16, 2029, February 13, 2029, March 13, 2029, April 13, 2029, May 14, 2029, June 13, 2029, July 13, 2029, August 13, 2029, September 13, 2029, October 15, 2029, November 13, 2029, December 13, 2029, January 14, 2030, February 13, 2030, March 13, 2030, April 15, 2030, May 13, 2030, June 13, 2030, July 15, 2030, August 13, 2030, September 13, 2030, October 14, 2030, November 13, 2030, December 13, 2030, January 13, 2031, February 13, 2031, March 13, 2031, April 14, 2031, May 13, 2031, June 13, 2031, July 14, 2031, August 13, 2031, September 15, 2031 and October 13, 2031 (final Review Date)

Call Settlement Dates*: October 21, 2027, November 18, 2027, December 16, 2027, January 19, 2028, February 17, 2028, March 16, 2028, April 18, 2028, May 18, 2028, June 16, 2028, July 18, 2028, August 17, 2028, September 18, 2028, October 18, 2028, November 16, 2028, December 18, 2028, January 19, 2029, February 16, 2029, March 16, 2029, April 18, 2029, May 17, 2029, June 18, 2029, July 18, 2029, August 16, 2029, September 18, 2029, October 18, 2029, November 16, 2029, December 18, 2029, January 17, 2030, February 19, 2030, March 18, 2030, April 18, 2030, May 16, 2030, June 18, 2030, July 18, 2030, August 16, 2030, September 18, 2030, October 17, 2030, November 18, 2030, December 18, 2030, January 16, 2031, February 19, 2031, March 18, 2031, April 17, 2031, May 16, 2031, June 18, 2031, July 17, 2031, August 18, 2031, September 18, 2031 and the Maturity Date

Maturity Date*: October 16, 2031

Automatic Call:

If the closing value of each Underlying on any Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Barrier Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 17,733.89 for the Nasdaq-100® Technology Sector IndexSM, 2,783.369 for the Russell 2000® Index and $41.87 for the State Street® Utilities Select Sector SPDR® ETF

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Share Adjustment Factor: The Share Adjustment Factor is referenced in determining the closing value of the Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

* Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

PS-1| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Key Terms Relating to the Call Premium Amount

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

●first Review Date:	11.05000% × $1,000
●second Review Date:	11.97083% × $1,000
●third Review Date:	12.89167% × $1,000
●fourth Review Date:	13.81250% × $1,000
●fifth Review Date:	14.73333% × $1,000
●sixth Review Date:	15.65417% × $1,000
●seventh Review Date:	16.57500% × $1,000
●eighth Review Date:	17.49583% × $1,000
●ninth Review Date:	18.41667% × $1,000
●tenth Review Date:	19.33750% × $1,000
●eleventh Review Date:	20.25833% × $1,000
●twelfth Review Date:	21.17917% × $1,000
●thirteenth Review Date:	22.10000% × $1,000
●fourteenth Review Date:	23.02083% × $1,000
●fifteenth Review Date:	23.94167% × $1,000
●sixteenth Review Date:	24.86250% × $1,000
●seventeenth Review Date:	25.78333% × $1,000
●eighteenth Review Date:	26.70417% × $1,000
●nineteenth Review Date:	27.62500% × $1,000
●twentieth Review Date:	28.54583% × $1,000
●twenty-first Review Date:	29.46667% × $1,000
●twenty-second Review Date:	30.38750% × $1,000
●twenty-third Review Date:	31.30833% × $1,000
●twenty-fourth Review Date:	32.22917% × $1,000
●twenty-fifth Review Date:	33.15000% × $1,000
●twenty-sixth Review Date:	34.07083% × $1,000
●twenty-seventh Review Date:	34.99167% × $1,000
●twenty-eighth Review Date:	35.91250% × $1,000
●twenty-ninth Review Date:	36.83333% × $1,000
●thirtieth Review Date:	37.75417% × $1,000
●thirty-first Review Date:	38.67500% × $1,000
●thirty-second Review Date:	39.59583% × $1,000
●thirty-third Review Date:	40.51667% × $1,000
●thirty-fourth Review Date:	41.43750% × $1,000
●thirty-fifth Review Date:	42.35833% × $1,000
●thirty-sixth Review Date:	43.27917% × $1,000
●thirty-seventh Review Date:	44.20000% × $1,000
●thirty-eighth Review Date:	45.12083% × $1,000
●thirty-ninth Review Date:	46.04167% × $1,000
●fortieth Review Date:	46.96250% × $1,000
●forty-first Review Date:	47.88333% × $1,000
●forty-second Review Date:	48.80417% × $1,000
●forty-third Review Date:	49.72500% × $1,000
●forty-fourth Review Date:	50.64583% × $1,000
●forty-fifth Review Date:	51.56667% × $1,000
●forty-sixth Review Date:	52.48750% × $1,000
●forty-seventh Review Date:	53.40833% × $1,000
●forty-eighth Review Date:	54.32917% × $1,000
●final Review Date:	55.25000% × $1,000

PS-2| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

How the Notes Work

Payment upon an Automatic Call

Review Dates
Call Value	Compare the closing value of each Underlying to its Call Value on each Review Date unless previously automatically called.
	The closing value of each Underlying is greater than or equal to its Call Value.	Automatic Call

The notes will be automatically called on the applicable Call Settlement Date and you will receive (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date.

No further payments will be made on the notes.

	The closing value of any Underlying is less than its Call Value.	No Automatic Call
The notes will not be automatically called. Proceed to the next Review Date, if any.

Payment at Maturity If the Notes Have Not Been Automatically Called

Review Dates	Final Review Date	Payment at Maturity
	The Final Value of each Underlying is greater than or equal to its Barrier Amount.	You will receive the principal amount of your notes.
The notes have not been automatically called. Proceed to the payment at maturity.
	The Final Value of any Underlying is less than its Barrier Amount.	You will receive: $1,000 + ($1,000 × Least Performing Underlying Return) Under these circumstances, you will lose some or all of your principal amount at maturity.
PS-3| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Call Premium Amount

The table below illustrates the Call Premium Amount per $1,000 principal amount note for each Review Date based on the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

Review Date	Call Premium Amount
First	$110.5000
Second	$119.7083
Third	$128.9167
Fourth	$138.1250
Fifth	$147.3333
Sixth	$156.5417
Seventh	$165.7500
Eighth	$174.9583
Ninth	$184.1667
Tenth	$193.3750
Eleventh	$202.5833
Twelfth	$211.7917
Thirteenth	$221.0000
Fourteenth	$230.2083
Fifteenth	$239.4167
Sixteenth	$248.6250
Seventeenth	$257.8333
Eighteenth	$267.0417
Nineteenth	$276.2500
Twentieth	$285.4583
Twenty-First	$294.6667
Twenty-Second	$303.8750
Twenty-Third	$313.0833
Twenty-Fourth	$322.2917
Twenty-Fifth	$331.5000
Twenty-Sixth	$340.7083
Twenty-Seventh	$349.9167
Twenty-Eighth	$359.1250
Twenty-Ninth	$368.3333
Thirtieth	$377.5417
Thirty-First	$386.7500
Thirty-Second	$395.9583
Thirty-Third	$405.1667
Thirty-Fourth	$414.3750
Thirty-Fifth	$423.5833
Thirty-Sixth	$432.7917
Thirty-Seventh	$442.0000
Thirty-Eighth	$451.2083
Thirty-Ninth	$460.4167
Fortieth	$469.6250
Forty-First	$478.8333
Forty-Second	$488.0417
Forty-Third	$497.2500
Forty-Fourth	$506.4583
Forty-Fifth	$515.6667
Forty-Sixth	$524.8750
Forty-Seventh	$534.0833
Forty-Eighth	$543.2917
Final	$552.5000

PS-4| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates.

Solely for purposes of this section, the Least Performing Underlying with respect to each Review Date is the least performing of the Underlyings determined based on the closing value of each Underlying on that Review Date compared with its Initial Value.

The hypothetical payments set forth below assume the following:

●an Initial Value for each Underlying of 100.00;

●a Call Value for each Underlying of 100.00 (equal to 100.00% of its hypothetical Initial Value);

●a Barrier Amount for each Underlying of 70.00 (equal to 70.00% of its hypothetical Initial Value); and

●the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

The hypothetical Initial Value of each Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the first Review Date.

Date	Closing Value of Least Performing Underlying
First Review Date	110.00	Notes are automatically called
	Total Payment	$1,110.50 (11.05% return)

Because the closing value of each Underlying on the first Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,110.50 (or $1,000 plus the Call Premium Amount applicable to the first Review Date), payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Example 2 — Notes are automatically called on the final Review Date.

Date	Closing Value of Least Performing Underlying
First Review Date	90.00	Notes NOT automatically called
Second Review Date	85.00	Notes NOT automatically called
Third through Forty-Eighth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	150.00	Notes are automatically called
	Total Payment	$1,552.50 (55.25% return)

Because the closing value of each Underlying on the final Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,552.50 (or $1,000 plus the Call Premium Amount applicable to the final Review Date), payable on the applicable Call Settlement Date, which is the Maturity Date.

PS-5| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Amount.

Date	Closing Value of Least Performing Underlying
First Review Date	90.00	Notes NOT automatically called
Second Review Date	85.00	Notes NOT automatically called
Third through Forty-Eighth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	80.00	Notes NOT automatically called; Final Value of Least Performing Underlying is greater than or equal to Barrier Amount
	Total Payment	$1,000.00 (0.00% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Amount, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Amount.

Date	Closing Value of Least Performing Underlying
First Review Date	80.00	Notes NOT automatically called
Second Review Date	75.00	Notes NOT automatically called
Third through Forty-Eighth Review Dates	Less than Call Value	Notes NOT automatically called
Final Review Date	50.00	Notes NOT automatically called; Final Value of Least Performing Underlying is less than Barrier Amount
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Underlying is less than its Barrier Amount and the Least Performing Underlying Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Underlying is less than its Barrier Amount, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-6| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO ANY CALL PREMIUM AMOUNT PAID ON THE NOTES,
regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying.

●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

●THERE ARE RISKS ASSOCIATED WITH THE FUND —
The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

●THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —
The Fund does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS WITH RESPECT TO THE RUSSELL 2000® INDEX —
Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

●NON-U.S. SECURITIES RISK WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM —
The non-U.S. equity securities included in the Nasdaq-100® Technology Sector IndexSM have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, with respect to equity securities that are not listed in the U.S., there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

PS-7| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

●RISKS ASSOCIATED WITH THE UTILITIES SECTOR WITH RESPECT TO THE FUND —
All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the utilities sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.  Utility companies are affected by supply and demand, operating costs, government regulation, environmental factors, liabilities for environmental damage and general civil liabilities and rate caps or rate changes.  Although rate changes of a regulated utility usually fluctuate in approximate correlation with financing costs, due to political and regulatory factors, rate changes ordinarily occur only following a delay after the changes in financing costs.  This factor will tend to favorably affect a regulated utility company’s earnings and dividends in times of decreasing costs, but conversely, will tend to adversely affect earnings and dividends when costs are rising.  The value of regulated utility equity securities may tend to have an inverse relationship to the movement of interest rates.  Certain utility companies have experienced full or partial deregulation in recent years.  These utility companies are frequently more similar to industrial companies in that they are subject to greater competition and have been permitted by regulators to diversify outside of their original geographic regions and their traditional lines of business.  These opportunities may permit certain utility companies to earn more than their traditional regulated rates of return.  Some companies, however, may be forced to defend their core business and may be less profitable.  In addition, natural disasters, terrorist attacks, government intervention or other factors may render a utility company’s equipment unusable or obsolete and negatively impact profitability.  Among the risks that may affect utility companies are the following: risks of increases in fuel and other operating costs; the high cost of borrowing to finance capital construction during inflationary periods; restrictions on operations and increased costs and delays associated with compliance with environmental and nuclear safety regulations; and the difficulties involved in obtaining natural gas for resale or fuel for generating electricity at reasonable prices.  Other risks include those related to the construction and operation of nuclear power plants, the effects of energy conservation and the effects of regulatory changes.  These factors could affect the utilities sector and could affect the value of the equity securities held by the Fund and the price of the Fund during the term of the notes, which may adversely affect the value of your notes.

●RISKS ASSOCIATED WITH THE TECHNOLOGY SECTOR WITH RESPECT TO THE NASDAQ-100® TECHNOLOGY SECTOR INDEXSM —
All or substantially all of the equity securities included in the Nasdaq-100® Technology Sector IndexSM are issued by companies whose primary line of business is directly associated with the technology sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors could affect the technology sector and could affect the value of the equity securities included in the Nasdaq-100® Technology Sector IndexSM and the level of the Nasdaq-100® Technology Sector IndexSM during the term of the notes, which may adversely affect the value of your notes.

●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING —
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.

●THE BENEFIT PROVIDED BY THE BARRIER AMOUNT MAY TERMINATE ON THE FINAL REVIEW DATE —
If the Final Value of any Underlying is less than its Barrier Amount and the notes have not been automatically called, the benefit provided by the Barrier Amount will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.

●THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●THE NOTES DO NOT PAY INTEREST.

●YOU WILL NOT RECEIVE DIVIDENDS ON THE FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO THE FUND OR THOSE SECURITIES.

●THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

●THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS BARRIER AMOUNT IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.

PS-8| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

●WE MAY ACCELERATE YOUR NOTES IF AN ACCELERATION EVENT OCCURS —
Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means a Fund is delisted, liquidated or otherwise terminated and the calculation agent determines, in its sole discretion, that no successor fund is available. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Funds — Discontinuation or Modification of a Fund” in the accompanying product supplement for more information.

●LACK OF LIQUIDITY —
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

●THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

PS-9| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

The Underlyings

The Nasdaq-100® Technology Sector IndexSM is an equal-weighted, price-return index designed to measure the performance of the technology companies in the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For additional information about the Nasdaq-100® Technology Sector IndexSM, see “Equity Index Descriptions —  The Nasdaq-100® Technology Sector IndexSM” in the accompanying underlying supplement, as supplemented by the following updated information relating to the Nasdaq-100 Index®.

Nasdaq, Inc. ("Nasdaq"), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to the determination of market capitalization for purposes of constituent selection and weighting, the introduction of an expedited "Fast Entry" process for certain large companies, the removal of the minimum free float requirement for constituent selection and the introduction of a cap on the share count used to determine the weighting of low-float securities. These changes became effective on May 1, 2026, with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review. The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent inconsistent therewith.

Under the updated methodology, Nasdaq uses different measures of market capitalization for constituent selection and constituent weighting. For purposes of constituent selection, Nasdaq now uses "Full Market Capitalization." For companies with direct (non-ADR) listings and companies represented by an American depositary receipt ("ADR") that serves as a company's primary global listing (a "Primary ADR"), Full Market Capitalization includes both listed and unlisted shares. For companies represented by an ADR where the underlying shares serve as the company's primary global listing and are listed on a foreign exchange (a "Non-Primary ADR"), Full Market Capitalization is based solely on the value of the listed depositary shares, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of constituent weighting, Nasdaq uses "Modified Market Capitalization," which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, the updated methodology eliminates the minimum free float requirement for inclusion in the Nasdaq-100 Index®, although the Modified Market Capitalization used for constituent weighting imposes a limitation on the weightings of low-float securities. Specifically, for purposes of determining Modified Market Capitalization, each low-float security's share count is limited to the lesser of (i) its reported total shares outstanding ("TSO") (or, in the case of an ADR, its listed ADR shares outstanding), and (ii) three times its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security's TSO between scheduled rebalancing events.

The updated methodology also introduces a "Fast Entry" process under which newly eligible securities, including both initial public offerings and companies that have recently transferred their listing to an eligible exchange, may be added to the Nasdaq-100 Index® on an expedited basis if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of an existing constituent and may temporarily increase the number of constituents in the Nasdaq-100 Index® above 100.

The updated methodology further provides for quarterly rebalances in March, June and September. During quarterly rebalances, the index shares of each constituent are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September quarterly rebalance, will have their initial index weightings determined using a linear interpolation process based on their Modified Market Capitalization ranking.

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 of the companies that form the Russell 3000ETM Index, which is composed of the 4,000 largest U.S. companies as determined by total market capitalization and represents approximately 99% of the U.S. equity market. For additional information about the Russell 2000® Index, see “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

The State Street® Utilities Select Sector SPDR® ETF is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Utilities Select Sector Index, which we refer to as the Underlying Index with respect to the State Street® Utilities Select Sector SPDR® ETF.  The Utilities Select Sector Index is a capped modified market capitalization-weighted index that measures the performance of the GICS® utilities sector of the S&P 500® Index, which currently includes companies in the following industries: electric utilities;  gas utilities; multi-utilities; water utilities; and independent power and renewable electricity producers.  For additional information about the State Street® Utilities Select Sector SPDR® ETF, see “Fund Descriptions — The State Street® Select Sector SPDR® ETFs” in the accompanying underlying supplement.

PS-10| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 8, 2021 through October 9, 2026. The closing value of the Nasdaq-100® Technology Sector IndexSM on October 13, 2026 was 17,733.89. The closing value of the Russell 2000® Index on October 13, 2026 was 2,783.369. The closing value of the Fund on October 13, 2026 was $41.87. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Fund above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount.

Historical Performance of the Nasdaq-100® Technology Sector IndexSM Source: Bloomberg

Historical Performance of the Russell 2000® Index Source: Bloomberg

PS-11| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Historical Performance of the State Street® Utilities Select Sector SPDR® ETF Source: Bloomberg

PS-12| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Tax Treatment

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

PS-13| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

PS-14| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

●Underlying supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

●Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-15| Structured Investments Review Notes Linked to the Least Performing of the Nasdaq-100® Technology Sector IndexSM, the Russell 2000® Index and the State Street® Utilities Select Sector SPDR® ETF